Exhibit 99.2

Berkshire Hills to Acquire Commerce Bancshares

In-Footprint Merger Expands Worcester and Boston Presence

PITTSFIELD, Mass. and Worcester, Mass., May 22, 2017. Berkshire Hills Bancorp, Inc. (NYSE: BHLB) and Commerce Bancshares Corp. (Private; “Commerce”) announced today that they have signed a definitive merger agreement under which Berkshire will acquire Commerce and its subsidiary, Commerce Bank and Trust (“Commerce Bank”), in an all-stock transaction valued at $209 million.

Berkshire's total assets are expected to increase to $12 billion including the $2.2 billion in acquired Commerce assets.  Commerce reported $1.5 billion in loans and $2.0 billion in deposits as of March 31, 2017.  This in-footprint merger includes thirteen branches in the Worcester area and three branches in Boston and provides the catalyst for Berkshire to move its corporate headquarters to Boston.

"We’re pleased to welcome Commerce Bank customers and employees to America's Most Exciting Bank®," said Michael P. Daly, Chief Executive Officer of Berkshire. "With the addition of the Commerce team, we will be able to leverage the strengths of both banks and capitalize on growth opportunities in the attractive, high-growth Central and Eastern Massachusetts markets. We’ll also further solidify our Boston presence by moving our corporate headquarters into the heart of Boston. Our partnership with Commerce Bank provides us with the catalyst to not only be the largest regional bank headquartered in Boston, but to also be the first regional bank in two decades to have downtown headquarters. This paves the way for significant opportunities ahead to attract talent and capitalize on our previous Eastern Massachusetts growth and the strong Commerce core banking franchise."

David G. “Duddie” Massad, Commerce’s Chairman of the Board, commented, “We’re excited to be joining the Berkshire family. The strategic fit between the two organizations provides significant opportunities for our customers and communities. Our valued customers will benefit from the enhanced balance sheet strength and broader array of products and services offered by Berkshire, while our employees continue to provide the level of service our Worcester and Boston clients have come to expect. I’m confident that this partnership will reflect the values and talents of both organizations.”

TRANSACTION SUMMARY

Following are selected terms and metrics associated with the transaction based upon current projections (all metrics are inclusive of increased regulatory burden associated with crossing $10B in assets):

•	Total transaction value: $209 million
•	Price to March 31, 2017 book value: 129%
•	Price to March 31, 2017 tangible book value: 138%
•	Tangible book value dilution of $0.15 per share or 0.7% with expected 1.0 year earn-back period using the Crossover Method and the Simple Method
•	Anticipated to be 4-5% accretive to earnings per share in 2018 before transaction costs
•	Core deposit premium: 3.0%
•	Targeted cost saves: 20%

Upon completion of the transaction, this combination will allow Berkshire to fully absorb the earnings impacts associated with crossing $10 billion in assets, while providing modest accretion for shareholders.

TERMS OF THE AGREEMENT

Under the terms of the merger agreement, each outstanding share of Commerce common stock will be exchanged for 0.93 shares of Berkshire Hills common stock.  To the extent any Commerce shareholder would own in excess of 9.9% of outstanding Berkshire common stock as of the closing of the merger, that shareholder would receive the economic equivalent in Berkshire Hills non-voting preferred shares for the amount over 9.9%.

LEADERSHIP

Two Commerce board members are expected to join Berkshire’s board upon the completion of the transaction.  In addition, Commerce Bank's Chief Executive Officer, Brian W. Thompson, along with Chief Operating Officer, Michael J. Crawford, will serve as advisors to Berkshire and liaisons to the local community.  Key senior executives from Commerce Bank will remain with Berkshire Bank in continuing leadership roles.

APPROVALS

The transaction is intended to qualify as a tax-free reorganization for federal income tax purposes, and as a result, the shares of Commerce stock exchanged for shares of Berkshire stock are expected to be transferred on a tax-free basis.  The definitive agreement has been approved by the unanimous votes of the Boards of Directors of both companies.  Consummation of the agreement is subject to the approval of Commerce's shareholders, as well as state and federal regulatory agencies.  The merger is targeted to be completed in six to nine months.  References to corporate headquarters refer to the executive offices of Berkshire Hills Bancorp. The relocation of the bank’s main office is subject to regulatory approval.

ADVISORS

Berkshire Hills was advised by J.P. Morgan Securities LLC and legal counsel was provided by Luse Gorman, PC; Commerce was advised by Sandler O'Neill & Partners, L.P., and legal counsel was provided by Nutter McClennen & Fish LLP and Fletcher Tilton PC.

INVESTOR PRESENTATION AND CONFERENCE CALL

Berkshire will conduct a conference call/webcast at 10:00 a.m. eastern time on Monday, May 22, 2017 to discuss the acquisition of Commerce. Participants should pre-register for the conference call using the following link: dpregister.com/10107989.

Participants may also reach the registration link and access the webcast by logging in through the investor section of Berkshire's website at ir.berkshirebank.com. Those parties who do not have internet access or are otherwise unable to pre-register for this event, may still participate at the above time by dialing 1-844-792-3726 and asking the Operator to join the Berkshire Hills Bancorp (BHLB) call. The recorded webcast will be available on Berkshire's website for an extended period of time.

A copy of the investor presentation will be made available prior to the call on Berkshire's website (ir.berkshirebank.com).

ABOUT BERKSHIRE HILLS

Berkshire Hills Bancorp is the parent of Berkshire Bank – America's Most Exciting Bank®. Berkshire has approximately $9.3 billion in assets and 97 full-service branch offices in Massachusetts, New York, Connecticut, Vermont, Pennsylvania and New Jersey providing personal and business banking, insurance, and wealth management services. The Company also offers mortgages and specialized commercial lending services in targeted national markets. For more information, visit www.berkshirebank.com.

ABOUT COMMERCE BANK

Commerce Bank, headquartered in Worcester, Massachusetts, was founded in 1955 and acquired in 1993 by David “Duddie” Massad. Serving as a community bank in the Worcester and Boston areas, Commerce has approximately $2.2 billion in assets and 16 branches. Commerce offers middle-market lending, specialty finance services, and maintains relationships with multiple Payroll Service Bureau customers. For more information, visit www.bankatcommerce.com.

FORWARD LOOKING STATEMENTS

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the proposed merger of Berkshire and Commerce. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Berkshire and Commerce, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Berkshire and Commerce are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Berkshire files with the Securities and Exchange Commission.

NON-GAAP FINANCIAL MEASURES

This document references non-GAAP financial measures incorporating tangible equity and related measures, as well as core deposits. These measures are commonly used by investors in evaluating business combinations and financial condition.

The calculation of tangible book value dilution includes transaction costs related to the business combination, including professional fees, severance, contract terminations, systems conversion costs, and other one-time costs of the transaction. These costs are subtracted from equity as if they are all recorded by Berkshire at the time the merger is completed. These adjustments are stated net of a tax benefit based on the estimated tax deductibility of the projected costs.

Transaction costs are not included in references related to earnings, including references to earnings accretion, the payback period for dilution to tangible book value, and cost save estimates. The Company estimates that transaction costs will total $32 million pre-tax. It is presently undetermined as to which of these transactions costs will be recorded by Berkshire and which will be recorded by Commerce. Accordingly, the Company is presently unable to estimate GAAP earnings related measures.

Non-GAAP measures are not a substitute for GAAP measures; they should be read and used in conjunction with the Company's GAAP financial information. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, Berkshire will file with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-4 that will include a Proxy Statement of Commerce and a Prospectus of Berkshire, as well as other relevant documents concerning the proposed merger. Investors and stockholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Registration

Statement and Proxy Statement/Prospectus, as well as other filings containing information about Berkshire and Commerce, when they become available, may be obtained at the SEC's Internet site (www.sec.gov). Copies of the Registration Statement and Proxy Statement/Prospectus (when they become available) and the filings that will be incorporated by reference therein may also be obtained, free of charge, from Berkshire's website at ir.berkshirebank.com or by contacting Berkshire Investor Relations at 413-236-3149 or William Burke at Commerce at 508-797-6996.

PARTICIPANTS IN SOLICITATION

Berkshire and Commerce and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Commerce in connection with the proposed merger. Information about the directors and executive officers of Berkshire is set forth in the proxy statement for Berkshire's 2017 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on April 7, 2017. Information about the directors and executive officers of Commerce will be set forth in the Proxy Statement/Prospectus. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction and a description of their direct and indirect interests, by security holdings or otherwise, may be obtained by reading the Proxy Statement/Prospectus and other relevant documents regarding the proposed merger to be filed with the SEC (when they become available). Free copies of these documents may be obtained as described in the preceding paragraph.

CONTACTS

Investor Relations Contact:

Allison O’Rourke; Executive Vice President, Investor Relations Officer; 413-236-3149

Media Contact:

Elizabeth Mach; Senior Vice President, Marketing Officer; 413-445-8390